Exhibit 5.1

June 9, 2023

ServiceNow, Inc.
2225 Lawson Lane
Santa Clara, California 95054

Ladies and Gentlemen:

As counsel to ServiceNow, Inc. , a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about June 9, 2023 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 9,931,583 shares, $0.001 par value per share (the “Shares”), of the Company’s Common Stock (the “Common Stock”), subject to issuance by the Company upon the exercise or settlement of equity awards to be granted under the Company’s Amended and Restated 2021 Equity Incentive Plan (the “Restated 2021 Plan”).

As to matters of fact relevant to the opinions rendered herein, we have examined such other documents, certificates and other instruments which we have deemed necessary or advisable, including a certificate addressed to use and dated the date hereof executed by the Company (the “Opinion Certificate”).

In our examination of documents for purposes of this letter, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the genuineness and authenticity of all signatures on original documents, that each document is what it purports to be, the conformity to originals of all documents submitted to us as copies or facsimile copies, the absence of any termination, modification, waiver or amendment to any document reviewed by us (other than has been disclosed to us), the legal competence or capacity of all persons or entities (other than the Company) executing the same and (other than the Company) the due authorization, execution and delivery of all documents by each party thereto. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing Delaware General Corporation Law (“DGCL”). We express no opinion with respect to any other laws.

Based upon, and subject to, the foregoing, it is our opinion that the Shares, when issued and sold by the Company in accordance with the terms (including, without limitation, payment and authorization provisions) of the applicable Plan and the applicable form of award agreement thereunder, against the Company’s receipt of payment therefore (in an amount and type of consideration not less than the par value per Share), and have been duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, such Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectuses constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours, /s/ Fenwick & West LLP FENWICK & WEST LLP